SUB-ADVISORY AGREEMENT

HIGHLAND CAPITAL HEALTHCARE ADVISORS, L.P.

THIS SUB-ADVISORY AGREEMENT is made as of the 22nd day of January, 2015, among Wilmington Funds, a Delaware statutory trust (the “Trust”), Wilmington Funds Management Corporation (the “Adviser”), a corporation organized under the laws of the state of Delaware, and Highland Capital Healthcare Advisors, L.P., a Delaware limited partnership (the “Sub-Adviser”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and offers for public sale distinct series of shares of beneficial interest; and

WHEREAS, the Wilmington Multi-Manager Alternatives Fund (the “Fund”) is a series of the Trust; and

WHEREAS, the Adviser acts as the investment adviser for the Fund pursuant to the terms of an Investment Advisory Contract between the Trust and the Adviser under which the Adviser is responsible for the coordination of investment of the Fund’s assets in portfolio securities; and

WHEREAS, the Adviser is authorized under the Investment Advisory Contract to delegate its investment responsibilities to one or more persons or companies;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the Trust, the Adviser and the Sub-Adviser agree as follows:

1. APPOINTMENT OF SUB-ADVISER. The Adviser and the Trust hereby appoint and employ the Sub-Adviser as a discretionary portfolio manager, on the terms and conditions set forth herein, of the Fund in respect of those assets of the Fund which the Adviser determines to assign to the Sub-Adviser (those assets being referred to as the “Fund Account”). The Adviser may, from time to time and in its sole and absolute discretion, make additions to and withdrawals from the Fund Account.

2. ACCEPTANCE OF APPOINTMENT. The Sub-Adviser accepts its appointment as a discretionary portfolio manager and agrees to use its professional judgment to make investment decisions for the Fund Account with respect to the investments of the Fund Account and to implement such decisions on a timely basis in accordance with the provisions of this Agreement.

3. DELIVERY OF DOCUMENTS. The Adviser has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Adviser with copies properly certified or authenticated of any amendment or supplement thereto:

a. The Fund’s Investment Advisory Contract;

b. The Trust’s most recent effective registration statement, supplements and financial statements as filed with the Securities and Exchange Commission;

c. The Fund’s Custody Agreement;

d. The Trust’s Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-Laws; and

e. Any policies, procedures or instructions adopted or approved by the Trust’s Board of Trustees (the “Board”) relating to obligations and services provided by the Sub-Adviser.

4. PORTFOLIO MANAGEMENT SERVICES OF THE SUB-ADVISER. The Sub-Adviser is hereby employed and authorized to select portfolio securities for investment by the Fund Account, to purchase and to sell securities for the Fund Account, and upon making any purchase or sale decision, to place orders for the execution of such portfolio transactions in accordance with Sections 6 and 7 hereof and Schedule A hereto (as amended from time to time and provided in writing to the Sub-Adviser). In providing portfolio management services to the Fund Account, the Sub-Adviser shall be subject to and shall conform to: (i) such investment restrictions as are set forth in the 1940 Act and the rules thereunder, (ii) the Internal Revenue Code of 1986, as amended (the “Code”), (iii) applicable state securities laws, (iv) applicable statutes and regulations of foreign jurisdictions, (v) the supervision and control of the Board, (vi) such specific instructions as the Board may adopt and communicate in writing to the Sub-Adviser, (vii) the investment objective, policies and restrictions of the Trust applicable to the Fund Account furnished pursuant to Section 5 of this Agreement, (viii) the provisions of Schedule A and Schedule B hereto and other instructions communicated in writing to the Sub-Adviser by the Adviser, and (ix) provisions of the Trust’s Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-Laws, as each may be hereafter modified, amended and/or supplemented from time to time, that are applicable to the Fund Account. In so doing, the Sub-Adviser shall manage the Fund Account subject to the investment limitations of the 1940 Act as if the Fund Account were a separate registered investment company, unless otherwise instructed by the Adviser or the Trust. The Sub-Adviser is not authorized by the Trust to take any action, including the purchase or sale of securities for the Fund Account, in contravention of any restriction, limitation, objective, policy or instruction described in the previous sentence other than as required by applicable law. The Sub-Adviser shall maintain on behalf of the Trust the records listed in Schedule B hereto (as amended from time to time and provided in writing to the Sub-Adviser). At the Trust’s reasonable request, the Sub-Adviser will consult with the Trust or with the Adviser with respect to any decision made by it with respect to the investments of the Fund Account.

The Sub-Adviser is authorized on behalf of the Fund to (i) enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange traded and over-the-counter, as applicable) required to meet the obligations of the Fund with respect to any investments made for the Fund Account which shall include any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures. The Sub-Adviser further shall have authority to instruct the Trust to: (i) pay cash for securities and other property delivered for the Fund Account, (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold for the Fund Account, and (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Fund with respect to any investments made for the Fund Account. The Sub-Adviser shall not have the authority to cause the Trust to deliver securities and other property, or pay cash to the Sub-Adviser other than payment of the sub-advisory fee provided for in this Agreement.

For purposes of clarification, the Adviser, the Trust and the Sub-Adviser agree as follows: Notwithstanding any other provision of the Agreement to the contrary, the Sub-Adviser shall have no obligation to perform the following services or to have employees of the Sub-Adviser perform the following roles, as applicable: (a) shareholder services or support functions, such as responding to shareholders’ questions about the Fund or its investments or strategies; (b) providing employees of the Sub-Adviser to serve as officers of the Trust; or (c) providing employees of the Sub-Adviser to serve as the Trust’s Chief Compliance Officer and associated staff.

5. INVESTMENT OBJECTIVE, POLICIES AND RESTRICTIONS. The Trust will provide the Sub-Adviser with the statement of investment objective, policies and restrictions applicable to the Fund Account as contained in the Fund’s Prospectus and Statement of Additional Information, all amendments or supplements to the Prospectus and Statement of Additional Information, and any instructions adopted by the Board supplemental thereto (provided that the Sub-Adviser shall be provided prompt notice of any material changes to any information previously provided pursuant to this Agreement). The Trust agrees, on an ongoing basis, to promptly notify the Sub-Adviser in writing of each change in the fundamental and non-fundamental investment policies of the Fund Account and will promptly provide the Sub-Adviser with such further information concerning the investment objective, policies, restrictions and such other information applicable thereto as the Sub-Adviser may from time to time reasonably request for performance of its obligations under this Agreement. The Trust retains the right, on written notice to the Sub-Adviser or the Adviser, to modify any such objective, policies or restrictions in accordance with applicable laws, at any time.

6. TRANSACTION PROCEDURES. All transactions will be consummated by payment to or delivery by the custodian designated by the Trust (the “Custodian”), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from the Fund Account, and the Sub-Adviser shall not have possession or custody thereof. The Sub-Adviser shall advise the Custodian and confirm in writing to the Trust and to the administrator designated by the Trust or any other designated agent of the Trust, all investment orders for the Fund Account placed by it with brokers and dealers at the time and in the manner set forth in Schedule B hereto (as amended from time to time and provided in writing to the Sub-Adviser). The Trust shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Adviser. The Trust shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Sub-Adviser shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the

Custodian, except that it shall be the responsibility of the Sub-Adviser to notify the Advisor promptly if the Custodian fails to confirm either electronically or in writing proper execution of the instructions.

7. ALLOCATION OF BROKERAGE. The Sub-Adviser shall have authority and discretion to select brokers and dealers (including brokers that may be affiliates of the Sub-Adviser to the extent permitted by Section 7(c) hereof) to execute portfolio transactions initiated by the Sub-Adviser, and for the selection of the markets on or in which the transactions will be executed, subject to the following and subject to conformance with the policies and procedures disclosed in the Fund’s Prospectus and Statement of Additional Information and the policies and procedures adopted by the Board, in each case, as provided to the Sub-Adviser in accordance with Section 5.

a. In executing portfolio transactions, the Sub-Adviser will give primary consideration to securing best execution. Consistent with this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Sub-Adviser may be a party. It is understood that neither the Trust, the Adviser nor the Sub-Adviser has adopted a formula for allocation of the Fund Account’s investment transaction business. It is also understood that it may be desirable for the Fund that the Sub-Adviser have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher commission to the Fund Account than may result when allocating brokerage to other brokers on the basis of seeking the lowest commission. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Fund Account with certain such brokers, subject to subsequent review by the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with its services to other clients of the Sub-Adviser. The Sub-Adviser is also authorized to place orders with certain brokers for services deemed by the Adviser to be beneficial for the Fund Account; and the Sub-Adviser shall follow the directions of the Adviser or the Trust in this regard. If the Adviser directs the Sub-Adviser to use a particular broker or brokers, the Sub-Adviser shall not be required to comply with its best execution obligations.

b. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund Account as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain best execution. In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Trust in respect of the Fund Account and to such other clients and in accordance with the Sub-Adviser’s related policies and procedures.

c. The Sub-Adviser agrees that it will not execute any portfolio transactions for the Fund Account with a broker or dealer which is (i) an affiliated person of the Trust, the Adviser or any sub-adviser for any Fund Account of the Trust; (ii) a principal underwriter of the Trust’s shares; or (iii) an affiliated person of such an affiliated person or principal underwriter, unless such transactions are (x) exempt under Rules 10f-3(b) or 17a-10, (y) executed in accordance with Rule 17e-1 of the 1940 Act and the Trust’s Rule 17e-1 procedures, as adopted in accordance with Rule 17e-1, which will be provided to the Sub-Adviser or (z) executed in accordance with Rule 10f-3(c) of the 1940 and the Trust’s Rule 10f-3(c) procedures, as adopted in accordance with Rule 10f-3, which will be provided to the Sub-Adviser. The Adviser agrees that it will provide the Sub-Adviser with a list of such affiliated brokers and dealers and that the Sub-Adviser shall not be liable to the extent that it executes a portfolio transaction for the Fund Account with a person not listed on the current list then in the Sub-Adviser’s possession.

d. The Sub-Adviser acknowledges and agrees that in connection with the exemptions provided under Rules 10f-3(b), 12d3-1, and 17a-10 under the 1940 Act, the Sub-Adviser (i) will not consult with any other sub-adviser of the Fund, which is advising the Fund, concerning the Sub-Adviser or its affiliated persons’ transactions with the Fund in securities or other assets of the Fund, and (ii) will be limited to providing investment advice with respect to the Fund Account.

e. The Sub-Adviser shall not be liable for the acts or omissions of any brokers or dealers provided however that (i) the Sub-Adviser shall use reasonable care in the selection of brokers or dealers and (ii) the Sub-Adviser shall promptly as is practicable inform the Adviser in the event any placed trade shall not settle in the ordinary course.

8. PROXIES. The Adviser will vote all proxies solicited by or with respect to issuers of securities in which assets of the Fund Account may be invested from time to time.

9. REPORTS TO THE SUB-ADVISER. The Trust will provide the Sub-Adviser with such periodic reports concerning the status of the Fund Account as the Sub-Adviser may reasonably request.

10. FEES FOR SERVICES. The compensation of the Sub-Adviser for its services under this Agreement shall be calculated and paid by the Trust in accordance with the attached Schedule C.

11. EXPENSES. Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Adviser specifically agrees that the Fund shall assume, without limitation, the expense of:

a. brokerage commissions for transactions in the portfolio investments of the Fund and other costs in connection with the acquisition, disposition, lending or borrowing of such portfolio investments;

b. custodian fees and expenses;

c. all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state or other government agencies; and

d. interest payable on any Fund borrowings.

12. OTHER INVESTMENT ACTIVITIES OF THE SUB-ADVISER. The Trust acknowledges that the Sub-Adviser or one or more of its affiliated persons may have investment responsibilities or render investment advice to or perform other investment advisory services for other individuals or entities and that the Sub-Adviser, its affiliated persons or any of its or their directors, officers, agents or employees may buy, sell or trade in any securities for its or their own respective accounts (“Affiliated Accounts”). Subject to the provisions of Section 7(b) hereof, the Trust agrees that the Sub-Adviser or its affiliated persons may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from the advice given or the timing or nature of action taken with respect to the Fund Account, provided that the Sub-Adviser acts in good faith, and provided further, that it is the Sub-Adviser’s policy to allocate, within its reasonable discretion, investment opportunities to the Fund Account over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objective and policies of the Fund Account and any specific investment restrictions applicable thereto. The Trust and Adviser acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Fund Account may have an interest from time to time, whether in transactions which involve the Fund Account or otherwise. The Sub-Adviser shall have no obligation to acquire for the Fund Account a position in any investment which any Affiliated Account may acquire, and the Fund Account shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Fund Account or otherwise.

13. CERTIFICATE OF AUTHORITY. The Trust, the Adviser and the Sub-Adviser shall furnish to each other from time to time certified copies of the resolutions of their Boards of Trustees/Directors or executive committees, as the case may be, evidencing the authority of officers and employees who are authorized to act on behalf of the Trust, a Fund Account, the Adviser and/or the Sub-Adviser.

14. LIMITATION OF LIABILITY AND INDEMNIFICATION.

a. The Sub-Adviser shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Agreement, or in accordance with (or in the absence of) specific directions or instructions from the Trust or the Adviser, provided, however, that such acts or omissions shall not have resulted from the Sub-Adviser’s willful misfeasance, bad faith, gross negligence or a reckless disregard of duty. Nothing in this Section 14 shall be construed in a manner inconsistent with Section 17(i) of the 1940 Act. The Sub-Adviser shall have no responsibility under this agreement with respect to the management of assets of the Fund other than the Fund Account.

b. For avoidance of doubt, in no event will the Sub-Adviser have any responsibility for any other portfolio of the Trust or for the acts or omissions of the Adviser or any other sub-adviser to the Trust or Fund. In particular, in the event the Sub-Adviser shall manage only the

Fund Account, the Sub-Adviser shall have no responsibility for the violation by the Fund of any applicable law or regulation or investment policy or restriction applicable to the Fund as a whole or for the Fund’s failing to qualify as a regulated investment company under the Code, if the securities and other holdings of the Fund Account are (i) such that such Fund Account would not be in such violation or fail to so qualify if such Fund Account were deemed a separate series of the Trust or a separate regulated investment company under the Code, or (ii) in compliance with the guidelines set forth in Schedule A and otherwise provided by the Adviser to the Sub-Adviser in writing.

c. Further, the Sub-Adviser and the Adviser acknowledge that the Sub-Adviser is not a compliance agent for the Fund, and does not have access to all of the Fund’s books and records necessary to perform certain compliance testing, including for compliance with the 1940 Act or Subchapter M of the Code. To the extent agreed upon between the parties, the Sub-Adviser shall perform compliance testing with respect to the Fund Account based upon information in its possession and upon information and written instructions received from the Adviser or the Fund’s administrator and shall not be held in breach of this Agreement so long as it performs in accordance with such information and instructions.

d. The Sub-Adviser shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

e. The Adviser shall indemnify the Sub-Adviser, its affiliates and its controlling persons (the “Sub-Adviser Indemnified Persons”), for any liability and expenses, including reasonable attorneys’ fees, howsoever arising from, or in connection with, the Adviser’s breach of this Agreement, or its representations and warranties herein, or as a result of the Adviser’s willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder, or violation of applicable law; provided, however, that the Sub-Adviser Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a direct result of the Sub-Adviser’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder.

f. The Sub-Adviser shall indemnify the Adviser, the Trust and each Fund, and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Adviser, the Trust or a Fund and their respective affiliates and controlling persons may sustain as a result of the Sub-Adviser’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a direct result of the Adviser’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder, or violation of applicable law.

15. CONFIDENTIALITY. Subject to the duty of the Sub-Adviser, the Adviser and the Trust to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all material non-public information pertaining to the Fund Account and the actions of the Sub-Adviser in performing the services hereunder, the Adviser and the Trust in respect thereof.

16. ASSIGNMENT.

a. This Agreement shall terminate automatically in the event of its assignment. The Sub-Adviser shall notify the Trust and the Adviser in writing sufficiently in advance of any proposed change of control within the meaning of the 1940 Act to enable the Trust and the Adviser to take the steps necessary to enter into a new contract with the Sub-Adviser.

b. This Agreement will also terminate automatically in the event that the Investment Advisory Contract is terminated. The Adviser will promptly notify the Sub-Adviser in writing of any change in control within the meaning of the 1940 Act of the Adviser.

17. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE TRUST. The Trust represents, warrants and agrees that:

a. The Sub-Adviser has been duly appointed by the Board to provide investment services to the Fund Account as contemplated hereby.

b. The Trust will deliver to the Sub-Adviser a true and complete copy of the Fund’s then current Prospectus and Statement of Additional Information as effective from time to time, and such other documents or instruments governing the investment of the Fund Account and such other information as is necessary for the Sub-Adviser to carry out its obligations under this Agreement.

c. The Trust is currently in material compliance and shall at all times continue to so comply with the requirements imposed upon the Trust by applicable law and regulations.

18. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE ADVISER. The Adviser represents, warrants and agrees that:

a. The Adviser is registered as an “investment adviser” under the Investment Advisers Act of 1940 (“Advisers Act”).

b. The Adviser has been duly authorized by the Board to delegate to the Sub-Adviser the provision of investment services to the Fund Account as contemplated hereby.

c. The Adviser is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Adviser by applicable law and regulations.

d. The Adviser will immediately notify the Sub-Adviser of the occurrence of any event which would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise. The Adviser will promptly notify the Sub-Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, directly involving the affairs of the Fund.

19. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE SUB-ADVISER. The Sub-Adviser represents, warrants and agrees that:

a. The Sub-Adviser is registered as an “investment adviser” under the Advisers Act.

b. The Sub-Adviser is registered as a Commodity Trading Advisor under the Commodity Exchange Act (“CEA”), as amended, with the Commodity Futures Trading Commission, or is not required to file such registration. If Sub-Adviser invests the Fund Account in “commodity interests,” as such term is defined under the CEA, then Sub-Adviser shall conduct such investments so that the Fund remains in compliance with Rule 4.5 under the CEA. Upon request, Adviser will provide such information to Sub-Adviser as it may require in order to ascertain its compliance with Rule 4.5, and Sub-Adviser will provide Adviser with reasonably detailed calculations demonstrating Sub-Adviser’s compliance with Rule 4.5.

c. The Sub-Adviser is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Sub-Adviser by applicable law and regulations.

d. The Sub-Adviser will maintain, keep current and preserve on behalf of the Trust, in the manner required or permitted by the 1940 Act, the records identified in Schedule B. The Sub-Adviser agrees that such records (unless otherwise indicated on Schedule B) are the property of the Trust, and will be surrendered to the Trust promptly upon request provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser agrees to keep confidential all records of the Trust and information relating to the Trust, unless the release of such records or information is otherwise consented to in writing by the Trust or the Adviser. The Trust and the Adviser agree that such consent shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities.

e. The Sub-Adviser will complete such reports concerning purchases or sales of securities on behalf of the Fund Account as the Adviser or the Trust may from time to time reasonably require to assure compliance with the 1940 Act, the Code, applicable state securities laws and applicable statutes and regulations of foreign jurisdictions.

f. The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Section 204A of the Advisers Act and has provided the Trust with a copy of the code of ethics and evidence of its adoption. Within forty- five (45) days of the end of the last calendar quarter of each year while this Agreement is in effect, an officer of the Sub-Adviser shall certify to the Trust that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Section 204A during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. The Sub-Adviser will provide a summary of violations, if any, of Sub-Adviser’s code of ethics from time to time in such form as determined by the Sub-Adviser.

g. The Sub-Adviser will promptly after filing with the Securities and Exchange Commission an amendment to its Form ADV furnish a copy of such amendment to the Trust and the Adviser.

h. The Sub-Adviser will immediately notify the Trust and the Adviser of the occurrence of any event which would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise. The Sub-Adviser will promptly notify the Trust and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, directly involving the affairs of the Fund Account.

i. The Sub-Adviser shall promptly provide the Trust’s Chief Compliance Officer (“CCO”) with copies of: (i) the Sub-Adviser’s policies and procedures for compliance by the Sub-Adviser with the Advisers Act and by the Fund with all other Federal Securities Laws applicable to it in its capacity as Sub-Adviser (together, the “Sub-Adviser Compliance Procedures”); and (ii) any material changes to the Sub-Adviser Compliance Procedures. The Sub-Adviser shall cooperate fully with the Trust CCO so as to facilitate the Trust CCO’s performance of the Trust CCO’s responsibilities under Rule 38a-1 of the 1940 Act to review, evaluate and report to the Board on the operation of the Sub-Adviser Compliance Procedures, and shall promptly report to the Trust CCO any Material Compliance Matter (as that term is defined by Rule 38a-1(e)(2) under the 1940 Act) arising under the Sub-Adviser Compliance Procedures involving the Fund Account. The Sub-Adviser shall provide to the Trust CCO: (i) quarterly reports confirming the Sub-Adviser’s compliance with the Sub-Adviser Compliance Procedures in managing the Fund Account, and (ii) certifications indicating whether there were Material Compliance Matters (as that term is defined by Rule 38a-1(e)(2) under the 1940 Act) involving the Sub-Adviser that arose under the Sub-Adviser Compliance Procedures that affected the Fund Account. At least annually, the Sub-Adviser shall provide a certification to the Trust CCO confirming that the Sub-Adviser has in place and has implemented policies and procedures that are reasonably designed to prevent violation by the Sub-Adviser with the Advisers Act and by the Fund with the Federal Securities Laws.

j. The Sub-Adviser hereby represents that it has implemented policies and procedures that will prevent the disclosure by it, its employees or its agents of the Trust’s portfolio holdings to any person or entity other than the Adviser, the Trust’s custodian, or other persons permitted under such policies and procedures, this Agreement or expressly designated by the Adviser.

k. The Sub-Adviser shall promptly provide information as reasonably requested by the Adviser or the Board to assist them or their agents in the determination of the fair value of portfolio securities and assets that are held in the Fund Account for the purpose of calculating the Fund’s net asset value in accordance with procedures and methods established by the Board. The Sub-Adviser shall on a daily basis monitor the valuation of all of the securities and assets in the Fund Account. The Sub-Adviser shall promptly notify the Adviser if, for any reason, the Sub-Adviser believes that the price of any security or other asset in the Fund Account might not be reliable.

l. The Sub-Adviser will provide the Adviser with information (including information that is required to be disclosed in the Prospectus) with respect to the portfolio managers responsible for the Fund Account, any changes in the portfolio managers responsible the Fund Account, any changes in the ownership or management of the Sub-Adviser, or of material changes in the control of the Sub-Adviser. Upon reasonable request, the Sub-Adviser will make available its officers and employees to meet with the Board in person to review the Fund Account.

m. In the performance of its duties hereunder, the Sub-Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund, the Trust or the Adviser in any way or otherwise be deemed an agent of the Fund, the Trust or the Adviser.

n. The Sub-Adviser shall provide the Trust with historical performance information on similarly managed investment companies or other accounts to be included in the Prospectus or for any other uses permitted by applicable law.

o. Notwithstanding Section 14.a, if the Sub-Adviser makes a trading error in the performance of its duties under this Agreement, then the Sub-Adviser shall notify the Adviser within one business day of the discovery of the error. Following consultation with the Adviser, the Sub-Adviser shall correct the error and shall make the Fund whole out of the Sub-Adviser’s own resources if the error results in a loss to the Fund. If the Sub-Adviser is unwilling or unable to make the Fund whole and the Adviser does so, then the Sub-Adviser shall indemnify the Adviser for the amount of the correction without regard to the standard set forth in Section 14.f. If upon correction the error results in a gain, then the Fund shall retain the gain.

20. AMENDMENT. This Agreement may be amended at any time, but only by written agreement among the Sub-Adviser, the Adviser and the Trust, which amendment, other than amendments to Schedules A and B, is subject to the approval of the Board and, to the extent required by the 1940 Act, the shareholders of the Fund in the manner required by the 1940 Act and the rules thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.

21. EFFECTIVE DATE; TERM. The initial term of this Agreement shall commence on the date first written above and shall end on September 30, 2016. This Agreement shall continue in force from each October 1 through September 30 after the initial term, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Trust, the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of the Board or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that this Agreement may be continued “annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

22. TERMINATION.

a. This Agreement may be terminated by the Trust (by a vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund), without the payment of any penalty, (i) immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified, or (ii) otherwise by the Trust upon not more than thirty (30) days’ written notice to the other parties hereto, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others.

b. This Agreement may also be terminated by the Adviser or the Sub-Adviser, without the payment of any penalty (i) immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified if such breach shall not have been cured within a 20-day period after notice of such breach, or (ii) otherwise by the Adviser or the Sub-Adviser upon not more than sixty (60) days’ written notice to the other parties hereto, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others.

23. DEFINITIONS. As used in this Agreement, the terms “affiliated person,” “assignment,” “control,” “interested person,” “principal underwriter” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.

24. NOTICE. Any notice under this Agreement shall be given in writing and sent via electronic mail or addressed and delivered or mailed, postage prepaid, to the other parties to this Agreement at their principal place of business.

25. USE OF NAME. It is understood that the name Highland Capital Management Fund Advisors, L.P. or any derivative thereof or logo associated with that name, is the valuable property of the Sub-Adviser and its affiliates and that the Trust and/or the Fund have the right to use such name (or derivative or logo) in offering materials of the Trust with the approval of the Sub-Adviser and for so long as the Sub-Adviser is a Sub-Adviser to the Fund. Upon termination of this Agreement, the Trust shall forthwith cease to use such names (or derivatives or logo).

26. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

27. GOVERNING LAW. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware.

28. ENTIRE AGREEMENT. This Agreement and the Schedules attached hereto embodies the entire agreement and understanding between the parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the day and year first written above.

WILMINGTON FUNDS, on behalf of the Wilmington Multi-Manager Alternatives Fund

By:
Name: Michael D. Daniels
Title: Chief Operating Officer

HIGHLAND CAPITAL HEALTHCARE ADVISORS, L.P.
By: Highland Capital Healthcare Advisors GP, LLC, its General Partner

By:
Name: JAMES DONDERO
Title: PRESIDENT

WILMINGTON FUNDS MANAGEMENT CORPORATION

By:
Name: JOHN J. KELLEY
Title: PRESIDENT

SCHEDULE A

OPERATING PROCEDURES

From time to time the Adviser shall issue written Operating Procedures which shall govern reporting of transactions and other matters so as to facilitate (i) the monitoring of the Trust’s compliance with the restrictions and limitations applicable to the operations of a registered investment company and (ii) the preparation of reports to the Board of Trustees, regulatory authorities and shareholders.

SUBSTANTIVE LIMITATIONS

A. The Sub-Adviser will manage the Fund Account as if the Fund Account were a registered investment company subject to the investment objective, policies and limitations applicable to the Fund stated in the Trust’s Prospectus and Statement of Additional Information, as from time to time in effect, included in the Trust’s registration statement or a supplement thereto under the Securities Act of 1933 and the Investment Company Act of 1940 (the “1940 Act”), as each may be amended from time to time; provided, however, that if a more stringent restriction or limitation than any of the foregoing is stated in Section B of this Schedule, the more stringent restriction or limitation shall apply to the Fund Account.

B. The Sub-Adviser shall not, without the written approval of the Adviser, on behalf of the Fund Account:

1. purchase securities of any issuer if such purchase would cause more than 10 % of the voting securities of such issuer to be held in the Fund Account (1940 Act ss.5(b)(1); IRC ss.851(b)(4)(a)(ii));

2. purchase securities if such purchase would cause:

a. more than 3% of the outstanding voting stock of any other investment company to be held in the Fund Account (1940 Act ss.12(d)(1)(A)(i)),

b. securities issued by any other investment company having an aggregate value in excess of 5% of the value of the total assets in the Fund Account to be held in the Fund Account (1940 Act ss.12(d)(1)(A)(ii)),

c. securities issued by all other investment companies (other than Treasury Stock) having an aggregate value in excess of 10% of the value of the total assets of the Fund Account to be held in the Fund Account (1940 Act ss.12(d)(1)(A)(iii)),

d. more than 10% of the outstanding voting stock of any registered closed-end investment company to be held in the Fund Account, and by any other investment company having as its investment adviser any of the Sub-Advisers, the Adviser, or any other investment adviser to the Trust (1940 Act ss.12(d)(1)(C));

3. purchase securities of any insurance company if such purchase cause more than 10% of the outstanding voting securities of any insurance company to be held in the Fund Account (1940 Act ss.l2(d)(2)); or

4. purchase securities of or any interest in any person who is a broker, a dealer, is engaged in the business of underwriting, is an investment adviser to an investment company or is a registered investment adviser under the Investment Advisers of 1940 unless

a. such purchase is of a security of any issuer that, in its most recent fiscal year, derived 15% or less of its gross revenues from securities-related activities (1940 Act Rule 12d3-l(a)), or

b. despite the fact that such purchase is of any issuer that derived more than 15% of its gross revenues from securities-related activities:

(1) immediately after the purchase of any equity security, the Fund Account would not own more than 5% of outstanding securities of that class of the issuer’s equity securities (1940 Act Rule 12d3-1(b)(1));

(2) immediately after the purchase of any debt security, the Fund Account would not own more than 10% of the outstanding principal amount of the issuer’s debt securities (1940 Act Rule 12d3-1(b)(2)); and

(3) immediately after the purchase, not more than 5% of the value of the Fund Account’s total assets would be invested in the issuer’s securities (1940 Act Rule 12d3-1(b)(3)).

C. The Sub-Adviser will manage the Fund Account so that no more than 10% of the gross income of the Fund Account is derived from any source other than dividends, interest, payments with respect to securities loans (as defined in IRC ss.512(a)(5)), and gains from the sale or other disposition of stock or securities (as defined in the 1940 Act ss.2(a)(36)) or foreign currencies, or other income (including, but not limited to, gains from options, futures, or forward contracts) derived with respect to the Fund’s business of investing in such stock, securities, or currencies (IRC ss.851(b)(2)).

Dated: January 22, 2015

SCHEDULE B

RECORD KEEPING REQUIREMENTS

RECORDS TO BE MAINTAINED BY THE SUB-ADVISER:

A. (Rule 31a-1(b)(5) and (6)). A record of each brokerage order, and all other portfolio purchases and sales, given by the Sub-Adviser on behalf of the Fund Account for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

1. the name of the broker;

2. the terms and conditions of the order and of any modification or cancellation thereof;

3. the time of entry or cancellation;

4. the price at which executed;

5. the time of receipt of a report of execution; and

6. the name of the person who placed the order on behalf of the Fund Account.

B. (Rule 31a-1(b)(9)). A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases (e.g. execution ability, execution and research) upon which the allocation of orders for the purchase and sale of portfolio securities to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

1. shall include the consideration given to:

a. the sale of shares of the Trust by brokers or dealers;

b. the supplying of services or benefits by brokers or dealers to:

(1) the Trust,

(2) the Adviser,

(3) the Sub-Adviser, and

(4) any person other than the foregoing; and

c. any other consideration other than the technical qualifications of the brokers and dealers as such;

2. shall show the nature of the services or benefits made available;

3. shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation; and

4. shall show the name of the person responsible for making the determination of such allocation and such division of brokerage commissions or other compensation.

C. (Rule 31a-1(b)(10)). A record in the form of an appropriate memorandum identifying the person or persons, committees or groups authorizing the purchase or sale of Fund securities. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record: any memorandum, recommendation or instruction supporting or authorizing the purchase or sale of Fund securities and such other information as is appropriate to support the authorization.

D. (Rule 31a-1(f)). Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record the Sub-Adviser’s transactions with respect to the Fund Account.

Dated: January 22, 2015

SCHEDULE C

FEE SCHEDULE

For the services to be provided to the Fund pursuant to the attached Sub-Advisory Agreement, the Fund shall pay the Sub-Adviser an annual fee calculated as follows:

100 basis points (1.00%) on allocated assets.

The fee shall be payable monthly as soon as practicable after the last day of each month based on the Fund Account’s average daily net assets.

Dated: January 22, 2015